Exhibit 3.39

FIRST AMENDMENT TO BYLAWS

OF

TCFS HOLDINGS, INC.

WHEREAS, the Bylaws of TCFS HOLDINGS, INC., were adopted by the Board of Directors on July 21, 1999 and provide in Article X that the Bylaws may be amended by the Board of Directors upon affirmative vote of the majority of the Directs; and

WHEREAS, the Board of Directors of TCFS HOLDINGS, INC., desires to amend the Bylaws to change the annual meeting date and to change the number of Directors;

NOW, THEREFORE, the “Bylaws” are amended, effective on the date set forth below, as follows:

I.

The first sentence of ARTICLE II, SECTION 1, Annual Meeting of the Bylaws is deleted and in lieu thereof the following is substituted:

“SECTION 1. Annual Meeting. The annual meeting of the shareholders shall be held during the month of January in each year at the date and time designated by the Board of Directors and stated in the notice of meeting for the purpose of electing Directors and for the transaction of such other business as may come before the meeting.”

II.

The first sentence of ARTICLE III., SECTION 2, Classification, Number, Tenure and Qualifications of the Bylaws is deleted and in lieu thereof the following is substituted:

“SECTION 2. Classification, Number, Tenure and Qualifications. The number of directors shall be at least three (3)”

III.

Except as above provided the Bylaws of TCFS HOLDINGS, INC. are hereby ratified and confirmed.

EXECUTED this the 6th day of March, 2006.

TCFS HOLDINGS, INC.

By:
D. Lloyd Norris, Chairman

ATTEST:

W. Alvin New, Secretary